As filed with the Securities and Exchange Commission on June 27, 2019
Registration No. 333-54274

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	73-1520922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 588-7000
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

ONEOK, Inc. Stock Compensation Plan for Non-Employee Directors
(Full title of the plan)
Stephen B. Allen
Senior Vice President, General Counsel and Assistant Secretary
100 West Fifth Street
Tulsa, Oklahoma 74173
(918) 588-7000
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Jordan B. Edwards	Eric Grimshaw
GABLEGOTWALS	Vice President, Associate General Counsel
100 West Fifth Street, Suite 1100	and Secretary
Tulsa, Oklahoma 74103	100 West Fifth Street
(918) 595-4800	Tulsa, Oklahoma 74103
(918) 588-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

ONEOK, Inc. (the “Registrant”), is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8 to deregister certain securities previously registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on January 25, 2001 (SEC File No. 333-54274) (the “Registration Statement”) with respect to 350,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Shares”) and an indeterminate amount of interests to be offered or sold pursuant to the ONEOK, Inc. Stock Compensation Plan for Non-Employee Directors (the “Non-Employee Directors Plan”).
The Non-Employee Directors Plan terminated upon shareholder approval of the ONEOK, Inc. 2018 Equity Incentive Plan at the Registrant’s annual meeting of shareholders held on May 23, 2018. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Registrant hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa, State of Oklahoma, on June 27, 2019.

ONEOK, INC.

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Strategic Planning and Corporate Affairs

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the above-referenced Registration Statement.

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